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                                                                     EXHIBIT 8.1


                      [O'MELVENY & MYERS LLP LETTERHEAD]


May 25, 1999                                                  OUR FILE NUMBER
                                                                744,574-056



St. John Knits International, Incorporated
St. John Knits, Inc.
17422 Derian Avenue
Irvine, California 92614


             Re:  Proposed Reorganization
                  -----------------------

Ladies and Gentlemen:

       You have requested our opinion regarding the material United States federal income tax consequences of the proposed reorganization (the "Reorganization") by and among St. John Knits, Inc. ("St. John Knits"), St. John Knits International, Incorporated ("St. John Knits International"), SJKAcquisition, Inc. and Pearl Acquisition Corp., pursuant to which the shareholders of St. John Knits will receive cash and stock of St. John Knits International in exchange for such shareholders' common stock of St. John Knits.

       In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Agreement and Plan of Merger, dated as of February 2, 1999, between St. John Knits, St. John Knits International, SJKAcquisition, Inc. and Pearl Acquisition Corp. (the "Agreement"); the Registration Statement on Form S-4 filed by
St. John Knits International with the Securities and Exchange Commission (the "Registration Statement"); and a letter from St. John Knits International and St. John to the undersigned (the "Representation Letter"), in the form attached hereto.

       In connection with this opinion, with your consent, we have relied on the representations made in the Representation Letter, and with your consent, we expressly assume that each of the representations made in the Representation Letter continues to be true and correct as of the date of this opinion. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that: (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective date of the Reorganization) due execution and delivery of all documents where due execution and delivery
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St. John Knits International, Incorporated May 25, 1999 - Page 2



are prerequisites to effectiveness thereof; and (b) the Reorganization will be effective under the laws of the State of Delaware. Capitalization terms not defined herein shall have the meaning ascribed to such terms in the Registration Statement.


                                    Opinion
                                    -------



     Subject to the assumptions set forth above, the representations made in the Representation Letter, and the assumptions and qualifications set forth in the discussion in the Registration Statement under the heading "Special Factors-- Material Federal Income Tax Consequences" (the "Material Federal Income Tax Consequences Section"), we hereby confirm that discussion of federal income tax consequences in the Material Federal Income Tax Consequences Section of the Registration Statement is the opinion of O'Melveny & Myers LLP. As set forth in that discussion, no opinion is being provided by us as to whether the series of transactions described in the Registration Statement will qualify under Section 351 of the Internal Revenue Code.

     This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. This opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts, the Treasury Department or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based, which changes could be retroactive with respect to transactions prior to the date of such changes. Any such changes could significantly modify the statements and opinions expressed herein. This opinion represents counsel's best legal judgment, and has no binding effect or official status, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. In addition, if any of the facts or assumptions upon which this opinion is based were to change, this opinion would no longer have any force or effect.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Special Factors-- Material Federal Income Tax Consequences," "SUMMARY--Material Federal Income Tax Consequences," and "Legal Opinions," in the Registration Statement. This opinion concerning the material federal income tax consequences of the Reorganization is delivered to pursuant Item 601(b)(8) of Regulation S-K of the Securities and Exchange Commission, and is intended solely for the benefit of St. John
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St. John Knits International, Incorporated May 25, 1999 - Page 3


Knits International, St. John Knits, and their shareholders. This opinion may not be relied upon by any other person or entity without our prior written consent.


                                                Respectfully submitted,



                                                /s/ O'MELVENY & MYERS LLP